Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232425

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 8 DATED OCTOBER 5, 2021
TO THE PROSPECTUS DATED APRIL 23, 2021

This document supplements, and should be read in conjunction with, our prospectus dated April 23, 2021, as supplemented by Supplement No. 1 dated May 6, 2021, Supplement No. 2 dated May 14, 2021, Supplement No. 3 dated June 4, 2021, Supplement No. 4 dated July 8, 2021, Supplement No. 5 dated August 5, 2021, Supplement No. 6 dated August 18, 2021 and Supplement No. 7 dated September 2, 2021. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of September 2021; and
•the limit on redemptions pursuant to our share redemption plan for the fourth quarter of 2021.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of September 2021. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
September 1, 2021	$15.44	$15.53	$15.48	$15.51	$15.50	$15.44	$15.47
September 2, 2021	$15.44	$15.53	$15.48	$15.52	$15.51	$15.44	$15.47
September 3, 2021	$15.44	$15.54	$15.48	$15.52	$15.51	$15.45	$15.48
September 7, 2021	$15.42	$15.52	$15.47	$15.50	$15.49	$15.42	$15.45
September 8, 2021	$15.43	$15.52	$15.47	$15.51	$15.49	$15.43	$15.46
September 9, 2021	$15.45	$15.54	$15.49	$15.53	$15.51	$15.45	$15.48
September 10, 2021	$15.43	$15.53	$15.48	$15.51	$15.50	$15.43	$15.46
September 13, 2021	$15.44	$15.53	$15.48	$15.52	$15.50	$15.44	$15.47
September 14, 2021	$15.44	$15.52	$15.48	$15.51	$15.50	$15.43	$15.46
September 15, 2021	$15.48	$15.57	$15.52	$15.56	$15.54	$15.48	$15.51
September 16, 2021	$15.48	$15.58	$15.53	$15.56	$15.55	$15.48	$15.52
September 17, 2021	$15.47	$15.56	$15.51	$15.55	$15.53	$15.47	$15.50
September 20, 2021	$15.46	$15.55	$15.50	$15.54	$15.52	$15.46	$15.49
September 21, 2021	$15.46	$15.55	$15.50	$15.54	$15.52	$15.46	$15.49
September 22, 2021	$15.68	$15.78	$15.72	$15.77	$15.74	$15.69	$15.72
September 23, 2021	$15.68	$15.77	$15.72	$15.77	$15.74	$15.68	$15.71
September 24, 2021	$15.66	$15.75	$15.70	$15.75	$15.72	$15.66	$15.69
September 27, 2021	$15.65	$15.74	$15.69	$15.74	$15.71	$15.65	$15.68
September 28, 2021	$15.65	$15.74	$15.69	$15.74	$15.71	$15.65	$15.69
September 29, 2021	$15.67	$15.76	$15.71	$15.76	$15.73	$15.67	$15.70
September 30, 2021	$15.65	$15.74	$15.69	$15.73	$15.70	$15.64	$15.68

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N shares are not available for purchase except through our distribution reinvestment plan.

During September 2021, our NAV per share increased approximately 1.4% - 1.6% for each share class. This increase is primarily attributable to an approximate 1.6% increase in the value of our real estate property portfolio partially offset by an approximate 5.7% decrease in the value of our real estate equity securities portfolio.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.

Share Redemption Plan Limit

For the quarter ended December 31, 2021, the limit for redemptions pursuant to our share redemption plan is $26,387,632.